Exhibit 15


                              November 13, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                Re:  SBC Communications,Inc.
                                   Report on Form 8-K

We are aware that our report dated November 13, 1996 on our review of interim financial information of Pacific Telesis Group for the nine-month period ended September 30, 1996 and included in Pacific Telesis Group's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this report on Form 8-K. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.






                         Coopers & Lybrand L.L.P.